Exhibit (f)

CONSENT OF INDEPENDENT AUDITORS

To the Executive Board of KfW:

We consent to the incorporation by reference in the registration statement (No. 333-214613) under Schedule B of KfW of our report dated February 28, 2017, with respect to the consolidated financial statements of KfW as of and for the year ended December 31, 2016, comprising the consolidated statement of comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity, consolidated statement of cash flows, and the notes to the consolidated financial statements, and the group management report for the business year from January 1, 2016 to December 31, 2016, which report appears in Exhibit (e) of KfW’s Annual Report on Form 18-K for the year ended December 31, 2016. The group management report to which our report dated February 28, 2017 refers is not presented in full in such exhibit, as it excludes the sustainability report and the declaration of compliance with the German Federal Public Governance Code.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt

May 12, 2017